FINAL

EMPLOYMENT AGREEMENT

This Employment Agreement (this"Agreement"), dated July 15, 2021 and effective as of the Closing of the Transaction, is between Victor J. Salerno ("Employee") and Bookmakers Company US LLC dba U.S. Bookmaking, a Nevada limited liability company (the"Compa11y").

RECITALS

A.	The Company desires to secure the services of the Employee and the Employee desires to render services to the Company upon the terms and conditions hereinafter set forth.

B.	The Employee is a Key Employee of the Company, and the Company believes it to be in its best interests to attract, retain and motivate Key Employees and ensure continuity of management.

C.	The Company and the Employee desire for this Agreement to constitute and embody their full and complete understanding and agreement with respect to the Employee's employment by the Company.

Now, therefore, in consideration of the premises and mutual benefits to be derived herefrom and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Company and Employee, the parties agree as follows:

I DEFINITIONS

1.1	Definitions. In addition to terms defined elsewhere in this Agreement, for purposes of this Agreement, the following terms will have the following meanings when used in this Agreement with initial capital letters:

(a)	"Affiliate": with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition,"control," when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any such Person, whether through the ownership of voting securities, by contract or otherwise, and the term"controlletf' has the meaning correlative to the foregoing. With respect to any natural Person,"Affiliate" will include such Person's parents, any descendants of such Person's parents, the parents of such Person's spouse and any descendants of the parents of such Person's spouse (in each case, whether by blood, adoption or marriage). However, the term with respect to Company does not include Sanderina II, LLC dba US Fantasy.
(b)	"Agreement": as defined in the introductory paragraph.
(c)	"Base Salary": as defined in Section 2.4
(d)	"Boauf': the Board of Managers of the Company.

(e)	"Business": the business as conducted by the Company and its Affiliates includes the providing ofleisure betting technology software and services and the retail distribution and sales of leisure betting products such as sports bets, lotto tickets, virtual sports bets, online poker and casino products through both physical land-based retail locations as well as online channels through websites and mobile devices.
(f)	"Cause": (i) the neglect or failure by Employee to perform his duties in any material respect after reasonable notice and an opportunity to cure; (ii) the conviction of Employee of any felony or the plea by Employee of noloconrendere to any felony or offense evidencing moral turpitude; (iii) personally or on behalf of another Person, receiving a benefit relating to the Company or its Affiliates or its funds, properties, opportunities or other assets that is in material violation of a policy of the Company or applicable law, or constituting fraud, embezzlement or misappropriation; (iv) the failure by Employee to comply in any material respect with any written policy of the Company after reasonable notice and an opportunity to cure; (v) the willful material misstatement by the Employee of the financial records of the Company or its Affiliates or complicit actions in respect thereof; (vi) the willful failure to disclose material financial or other information to the Board of Managers or any regulatory authority having jurisdiction over the Business; (vii) the material breach by Employee of any of the terms of this Agreement; or (viii) disparaging the Company, its Affiliates or their employees, or engaging in any conduct that would tend to materially harm their reputation. The term does not include statements made or opinions expressed by Employee on any subject prior to or after the date of this Agreement in any form or forum, including but not limited to social media posts regardless of how it offends currents standards of social justice or so-called " political correctness", provided that such statements or opinions; (i) do not evidence moral turpitude of the Employee; (ii) are unrelated to the Company, its Affiliates and their Employees; (iii) are not in violation of any applicable laws; and (iv) do not disparage the Company, its Affiliates and their employees or would materially harm their reputation. Likew ise, the term does not include statements made or opinions expressed by the Company to which the Employee foils or refuses to adopt, express, or publish as his own with regard to, relating to, directly or indirectly to, current standards of social justice or so called "political correctness." provided that such exception does not qualify, limit or restrict the obligat ion of the Employee to comply in all material respects with any written policy of the Company.

(g)	"Chief Executive Officer": the Chief Executive Officer of the Company.
(h)	"Closing": as defined in the Purchase Agreement.

(i)	"COBRA": Consolidated Omnibus Budget Reconciliation Act of 1985.

U) "Code": as defined in Section 2.7(a)(iii).

(k)	"Commencement Date": as defined in Section 2.1.
(I)	"Company": as defined in the introductory paragraph.
(m)	"Company JP": as defined in Section 3.4(a).
(n)	"Competitive Business": as defined in Section 3.l(a)(i).
(o)	"Compensation:"as defined in Section 2.4.
(p)	"Confidential Information": as defined in Section 3.3.
(q)	"Disability": If the Company or Parent provides long-term disability insurance to its Employees generally, the term "Disability" shall have the meaning set forth in such plan regarding eligibility for long-term disability insurance; otherwise, the term "Disability" means a physical or mental incapaci ty as a result of which Employee becomes unable to continue to perform fully his duties hereunder for 60 consecutive calendar days or for shorter periods aggregating 120 or more days in any 12-month period or upon the determination by a licensed medical doctor practicing as a specialist in the area to which the alleged disability relates selected by the Company that Employee will be unable to return to work and perform his duties on a full-time basis within 30 calendar days following the date of such determination on account of mental or physical incapacity. The Board 's determination, in its sole discretion, as to whether a Disability exists and the initial date of Disability shall be final and binding upon the parties.

(r)	"Earnout Periotf': as defined in the Purchase Agreement.
(s)	"Employee": as defined in the introductory paragraph.
(t)	"Exchange Act": means the Securities Exchange Act of 1934, as amended.
(u)	"Employment Periotf': as defined in Sectio n 2.1.

(v) "Good Reason": except in connection with a termination of the Employee's employment for Cause or due to death or Disability the occurrence of any of the following events, without the Employee's consent: (i) a material adverse change to Employee's positions, titles, offices, or duties following the Effective Date from those set forth in Section 2; ; (ii) a decrease in base salary or material decrease in Employee's Incentive Compensation opportunity provided under this Agreement; (iii) a requirement that on a continuing basis Employee reports to anyone other than the position set forth in Section 2.2, provided that Employee may be required to report to the Board through the chairman or another Board member; (iv) relocating Employee's place of employment by a distance of more than 30 miles without Employee's consent; (v) Employee's retirement from the Business after the Earnout Period; or (vi) any other material failure by the Company to perform any material obligation under, or material breach by the Company of any material provision of, this Agreement; provided, however, that a termination by Employee for Good Reason under any of clauses (i) through (vi) shall not be considered effective un less Employee shall have provided the Company with written notice of the specific reasons for such termination within thirty (30) days after he has knowledge of the event or circumstance constituting Good Reason and the Company shall have failed to cure the event or condition allegedly constitut ing Good Reason within thirty (30) days after such notice has been given to the Company and Employee actually terminates his employment within one (I) year following the initial occurrence of the event giving rise to Good Reason.

(w)	"Incentive Compensation": as defined in Section 2.4(b).
(x)	"Initial Employment Term": as defined in Section 2.1.
(y)	"Key Employee": as defined in the Purchase Agreement.
(z)	"Parent": means Elys Game Technology, Corp., a Delaware corporation.

(aa)"Perso11": an individual, a corporation, a partnership, a limited liability company, an association, a trust, a joint stock company, a joint venture, an unincorporated organization, a business entity or any other entity or any federal, state, county, city, municipal or other local or foreign government or any subdivision, authority, commission, board, bureau, court, administrative panel or other instrumentality thereof.

(bb)"Purcliase Agreemenf': means the Membership Interest Purchase Agreement between the Parent, the Company, the Sellers (as defined therein) and the Sellers' Representatives (as defined therein) dated as of July 5, 2021.

(cc)"Release": as defined in Section 2.7(g). (dd)"Section 409A": as defined in Section 4.21. (ee)"Specified Employee": as defined in Section 4.2l(d). (ff) "Termination Date": as defined in Section 2.1.

(gg)"Transaction": as defined in the Purchase Agreement.

2.1

II TERMS OF EMPLOYMENT

Employment Period. The term of this Agreement and Employee's employment hereunder will commence on the Closing of the Transaction (the "Commencement Date") and terminate on July 14, 2025 (the "Initial Employment Term"), unless sooner terminated in accordance with Section 2.7; provided however, that commencing on the first day after the expiration of the Initial Employment Term and on each anniversary of such date thereafter, Employee's employment hereunder will automatically be extended for successive three-year periods unless either party gives written notice to the other, not less than 60 calendar days prior to the otherwise scheduled Termination Date, that such party does not want Employee's term of employment so to extend. A non-renewal notice by the Company pursuant to this Section 2.1 shall be deemed to be a termination without Cause by the Company for purposes of this Agreement as of the end of the then period. A non-renewal notice by the Employee pursuant to this Section 2.1 shall be deemed to be a resignation by the Employee without Good Reason as of the end of the then period. The Initial Emp loy ment Term, as renewed by any additional successive one-year periods, is referred to herein as the "Employment Periotl," and the date on which this Agreement terminates pursuant to this Section 2.1 or Section 2.7 is referred to herein as the "Termination Date."

2.2	Duties During Employment Period. Employee will be employed by the Company as President and will report directly to the Board of Managers. In such capacity, Employee will perform such duties and exercise such powers as are reasonably assigned to Employee by the Board of Managers. Employee agrees that to the best of his ability and experience he shall at all times conscientiously perform all of the duties and obligations reasonably assigned to him by the Board of Managers under the terms of this Agreement.

2.3	Activ ities During Emplovment Period. Employee will devote his full business time, energy, ability, attention and skill to her employment hereunder and to the business of the Company as conducted from time to time and, absent the prior written approval of the Chief Executive Officer, Employee will not engage in any other business activity, whether as an Employee, officer, director, consultant, independent contractor or otherwise, that would interfere with his duties and responsibilities pursuant to Section 2.2. Employee agrees to comply with all written policies of the Company throughout the Employment Period; provided, however, that if any such policy conflicts with the terms of this Agreement, the terms of this Agreement shall prevail. Notwithstanding the foregoing, during the Employment, Employee may (i) participate in charitable, civic, educational, professional, community or industry affairs, and serve as a member of the boards of directors of for-profit and not-for-profit entities except that service on any board shall be subject to prior written consent of the Board for each individual board position which may be granted or denied in the Board's sole discretion; and (ii) manage Employee's personal investments, so long as such activities, individually or in the aggregate, do not materially interfere or conflict with Employee's duties hereunder or create a potential business or fiduciary conflict.

2.4	Co111pensn1io11:

(a)	Salary. The Company shall pay to the Employee, as compensation for the performance of his duties and obligations under this Agreement, a base salary (which shall be paid in accordance with the normal payroll practices of the Company) (the"Base Salary"), as follows:

(i)	From the Commencement Date the Employee's Base Salary shalJ initially be at the rate of US$0 per annum.

(ii)	From January I, 2022 the Employee's Base Salary shall be at the rate of US$150,000 per annum.
(iii)	Employee's Base Salary shall be subject to review each year for possible increase by the Board in its sole discretion.

(iv)	Employee's Base Salary may be increased by the Board at any time. Employee's Base Salary may not be decreased from the amount in effect at any time without the consent of the Employee.
(b)	Incentive Bonus. The Employee shall participate in all standard bonus plans established by the Board for senior Employees, on a basis that is consistent with the level of participation by other senior Employees of the Company ("Incentive Compensation") . Such bonus plans shalJ in all cases have reasonably achievable objectives that are detennined by the Board, in its sole discretion.
(c)	Equity Participation. The Board in its sole discretion may determine to grant the Employee awards under any stock option or equity-based incentive compensation plan or arrangement adopted by the Company during the Employment Period for which the Company's senior Employees are eligible. The level of the Employee' s participation in any such plan or arrangement, if any, shalJ be determined by the Board in its sole discretion. To the greatest extent permissible in accordance with applicable IRS regulations, options to acquire Company stock which may be granted to the Employee shall be in the form of qualified options. Any options which cannot be granted in the form of qualified options will be granted to the Employee as non-qualified options.
2.5	Benefits.

(a)	t-.ledical and Weifore Benefits. Except as otherwise addressed in this Section 2.5, during the Employment Period, Employee (and, in the case of medical coverage, his dependents) shalJ be entitled to participate in any vacation, pension, medical, retirement and other benefit plans and programs generally available to the Company's senior officers and directors, provided that Employee and his dependents meet all eligibility requirements under those plans and programs. Employee and his dependents shall be subject to the terms and conditions of the plans and programs, including, without limitation, the Company's right to amend or terminate the plans and programs at any time and without prior notice to the participants.

(b)	Perquisite s and Other Benefits. During the Employment Period, the Employee shall be entitled to fringe benefits and perquisites comparable to those of other senior Employees of the Company. Such fringe benefits shall include, but not be limited to, 4 weeks of paid vacation per year, to be used in accordance with the Company's paid vacation policy for senior Employees.
(c)	Bus iness and T ravel Expe nses. During the Employment Period, the Company shall promptly pay or reimburse the Employee for all actual, reasonable and customary expenses incurred by the Employee in the course of his employment including but not limited to travel, entertainment, subscriptions and dues associated with the Employee' s membership in professional, business and civic organizations; provided that such expenses are incurred and accounted for in compliance with the Company's policies as then in effect regarding the incurrence, substantiation and verification of business expenses, Employee is authorized to incur on behalf of the Company and the Company will pay or reimburse Employee for all reasonable expenses incurred in connection with the performance of Employee's duties hereunder or for promoting, pursuing or otherwise furthering the Business of the Company, including Employee's reasonable expenses for travel, meals, accommodation, entertainment and similar items.

2.6	Deduc tions and Wi1hholdirn.1s. All amounts payable or that become payable and all benefits provided under this Agreement will be subject to any deductions and withholdings required by law.
2.7	Termination. Employee's employment may be terminated at any time prior to the end of the Employment Period under the terms described in this Section 2.7, and the Employment Period shall automatically terminate upon any termination ofEmployee's employment. For purposes of clarification, except as provided in Section 3.7, all stock options, restricted stock units and other equity-based awards will be governed by the terms of the plans, grant agreements and programs under which such options, restricted stock units or other awards were granted on any termination of the Employment Period and Employee's employment with the Company.
(a)	Termination by lhe Companyw itho ut Cause or Resignatio n bv Emµlovee for Good Reaso n. The Company may terminate Employee's employment at any time without Cause, for any reason or no reason, and Employee may terminate Employee's employment for "Good Reason." In the event that Employee' s employment is terminated by the Company without Cause or by Employee for Good Reason (and for the avoidance of doubt, not in the event of a termination pursuant to Section 2.7(b), (c),(d) or (e) or due to a notice of non-renewal by the Employee pursuant to Section 2.1), the Company shall pay the following amounts, and make the following other benefits available, to Employee:
(i)	the standard termination payments in compliance with the Company's policies as then in effect, if any; including the reimbursement of expenses properly incurred by the Employee prior to the Termination Date; and
(ii)	an amount equal to one (I) times the sum of (A) Employee's Base Salary for the period of time that is the greater of one (I) year and the balance of the Initial Employment Term and (B) an amount equal to the highest annual Incentive Compensation paid to Employee (if any) in respect of the two (2) most recent fiscal years of the Company, such amount under this clause 2.7(a)(ii) shall be payable monthly in equal installments over a period of twelve (12) months after such termination in accordance with Section 4 .21; and
(iii)	if Employee elects to continue medical coverage under the Company's group health plan in accordance with COBRA, an amount equal to the monthly premiums for such coverage less the amount of employee contributions for similarly-situated active employees ofthe Company, which shall be payable to Employee monthly until the earlier of (A) twelve (12) months after the termination date, or (B) the date Employee becomes eligible to receive such coverage under a subsequent employer's insurance plan for a period of twelve (12) months; provided, however, if the Company's payment of the COBRA premium contributions as described herein would subject the Company to any tax or penalty under the Patient Protection and Affordable Care Act or Section I05(h) of the Internal Revenue Code of 1986, as amended (the "Code"), such monthly payments shall be taxable to Employee and Employee may, but is not required to, use such payment towards COBRA coverage; and
(iv)	except to the extent otherwise provided at the time of grant under the terms of any equity award made to Employee, full vesting of any unvested stock options and any unvested restricted stock units held by Employee immediately prior to such termination (provided that any such stock options (together with any other vested stock options) held by Employee will cease being exercisable upon the earlier of thirty (30) days after such termination and the scheduled expiration date of such stock options), and, in all other respects, all stock options, restricted stock units and other equity-based awards held by Employee shall be governed by the plans and programs and the agreements and other documents pursuant to which the awards were granted; provided, however, that in the event such termination occurs prior to the Compensation Committee's determination as to the satisfaction of any performance criteria to which any such stock options and/or restricted stock units is subject, such stock options and/or restricted stock units (as the case may be) will not vest (and, in the case of any such stock options, will not become exercisable) un less and until a determination is or has been made by the Compensation Committee that such criteria have been satisfied, at which time such stock options and/or restricted stock units will vest (and, in the case of any such stock options , will become exercisable) to the extent contemplated by the terms of such award (it being understood and agreed, for the avoidance of doubt, that such stock options or restricted stock units will immediately be forfeited to the extent contemplated by the terms of such award in the event that such criteria are determined not to have been satisfie d); provided, further, however, if necessary to comply with Section 409A, settlement of any such equity-based awards shall be made on the date that is six (6) months plus one (I) day following expiration of the Term.

(b)	Tcrmin 1iion bv the Company for Cause. The Company will have the right to terminate Employee's employment hereunder for Cause upon written notice to Employee. Upon termination of the Employee's employment in such circumstances, the Company will pay to Employee (i) accrued but unpaid Base Salary through the Termination Date and (ii) all expenses incurred by Employee prior to the Termination Date for which Employee is entitled to reimbursement pursuant to Section 2.S(c), which payments will become due and payable in cash in a lump sum on the Termination Date. Upon termination ofEmployee's employment pursuant to this Section 2.7(b), except for the payments required by this Section 2.7(b), the Company will have no additional obligations to Employee hereunder or otherwise and, except as otherwise provided in this Agreement, this Agreement will terminate.
(c)	Terminat ion by Death of Emplo yee. If Employee dies during the Employment Period, the Company will pay to such Person or Persons as Employee may designate in writing or, in the absence of such designation, to the estate of Employee, the sum of (i) accrued but unpaid Base Salary earned prior to Employee's death, and (ii) expenses incurred by Employee prior to his death for which Employee is entitled to reimbursement pursuant to Section 2.5(c) and (iii) one(I) times the Employee' s annual Base Salary at the time of his death. Such payment will be made within 45 calendar days following the date of Employee's death. This Agreement in all other respects will terminate upon the death of Employee and all rights of Employee and his heirs, testamentary executors and testamentary administrators regarding compensation and other benefits under this Agreement shall cease.
(d)	Termination for Disability. The Company will have the right to terminate Employee's employment hereunder at any time upon the Disability of Employee during the Employment Period. If Employee's employment is terminated because ofEmployee's Disability, the Company will pay to Employee the sum of(i) accrued but unpaid Base Salary prior to the Employee's Disability, and (ii) all expenses incurred by Employee prior to her Disability for which Employee is entitled to reimbursement pursuant to Section 2.5(c) and (iii) onetimes the Employee's annual Base Salary at the time of his disability. Such payment will be made within 45 calendar days following the date of Employee's Disability. This Agreement in all other respects will terminate upon the Disability of Employee, except as otherwise provided in this Agreement.
(e)	Rcsienation by Emplo yee for Anv Reaso n other than Good Reason. Employee may resign for any or no reason upon 30 calendar days' written notice. If Employee resigns for any reason other than Good Reason, the Company will pay to Employee (i) accrued butunpaid Base Salary through the Termination Date, and (ii) all expenses incurred by Employee prior to the Termination Date for which Employee is entitled to reimbursement pursuant to Section 2.5(c), which payments will become due and payable in cash in a lump sum on the Termination Date. Upon termination of Employee's employment pursuant to this Section 2.7(e), except for the payments required by this Section 2.7(t), the Company will have no additional obligations to Employee hereunder or otherwise, and except as otherwise provided in this Agreement, this Agreement will terminate.
(f)	Release. To be eligible for severance pay as described in Section 2.7(a), the Employee must execute a release of claims substantially in the form attached hereto as Exhibit A (the "Release") in favor of the Company and its Affiliates, and deliver it to the Company such that it becomes irrevocable within 30 days after Employee's termination of employment . If the period during which the Employee has discretion to execute or revoke the general release of claims straddles two taxable years of the Employee, thenthe Company shall make the severance payments starting in the second of such taxable years, regardless of which taxable year the Employee actually delivers the executed general release of claims to the Company.

(g)	Suspension by the Companv for Indictme nt: Administrative Leave. The Company will have the right to suspend Employee's employment and right to Base Salary and other compensation pursuant to this Agreement upon the indictment of Employee for any felony until the final resolution of all proceedings with respect to such indictment. The Company will have the right to place Employee on administrative leave during the Employment Period if the Board determines in good faith that circumstances exist that would reasonably be expected to give rise to the Company's ability to terminate this Agreement for Cause. While on administrative leave, Employee agrees to fully cooperate with the Company and the Board, and Employee will be entitled to receive his Base Salary, payable in accordance with Section 2.4.

3. I Non-competition and Non-solicitation.

III	RESTRICTIVE COVENANTS

(a)	The Employee agrees and acknowledges that, in connection with his employment with the Company, he has been and will continue to be provided with access to and become familiar with confidential and proprietaiy information and trade secrets belonging to the Company and its Affiliates. The Employee further acknowledges and agrees that, given the nature of this information and trade secrets, it is likely that such information and trade secrets would inevitably be used or revealed, either directly or indirectly, in any subsequent employment with a Competitive Business in any position comparable to the position he will hold with the Company under this Agreement. Accordingly, in consideration of his employment with the Company pursuant to this Agreement, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Employee agrees that, while he is in the employ of the Company and for one (1) year, Employee will not, without the prior written consent of Company, for his own account or jointly with another, for or on behalf of any person, as principal, agent, shareholder, participant, partner, promoter, director, officer, manager, Employee, consultant, sales representative or otherwise:
(i)	provide services the same as or substantially similar to those Employee provided while employed by Company to any business engaged, or which he reasonably knows is undertaking to become engaged, in a business that is in competition with the Business of the Company or its Affiliates (a "Competitive Business") in any state in the United States where the Company or its Affiliates are carrying on the Competitive Business at the date of termination of employment; provided that Employee may purchase or otherwise acquire up to (but not in excess of) 2% of any class of securities of any Person, including a Competitive Business (but without otherwise participating in the activities of such Person), if such securities are listed on any national or regional securities exchange;
(ii)	directly or indirectly solicit, or assist in the solicitation of, any Person to whom the Company or any Affiliate sold or licensed or provided any products or services on, or during the two (2) year period prior to, the date of termination of employment, for the purpose of obtaining the patronage of such Person for the purchase of any competitive products or services, unless such Person had already terminated its business relationship with the Company or applicable Affiliate of the Company;
(iii)	directly or indirectly solicit, interfere with, disturb, or attempt to solicit, interfere with or disturb, directly or indirectly, the relationship (contractual or otherwise) with any Person who is, as of the date of termination of employment, or was within two (2) years prior to the date of termination of employment, a supplier of the Company or any Affiliate, including any actively sought prospective supplier of the Company or any Affiliate, for the purpose of inducing such supplier to cease doing business with the Company or any Affiliate, unless such supplier had already terminated its business relationship with the Company or applicable Affiliate of the Company; or
(iv)	directly or indirectly recruit solicit, encourage or assist in the solicitation of, for the purpose of offering employment to or hiring, any Person employed by the Company or any Affiliate (as an Employee, independent contractor or otherwise) unless, prior to any such solicitation, such person is no longer employed or engaged by the Company or any Affiliate.
(b)	The parties agree that the relevant public policy aspects of covenants not to compete and not to solicit have been discussed, and that every effort has been made to limit the restrictions placed upon the Employee to those that are reasonable and necessary to protect the Company's and its Affiliates' legitimate interests. The Employee acknowledges that, based upon his education, experience, and training, these non-compete and non-solicit provisions will not prevent him from earning a livelihood and supporting himself and his family during the relevant time period. The Employee further acknowledges that a narrower geographic limitation on the restrictive covenants than that set forth above would not adequately protect the Company's legitimate business interests.
(c)	The Employee shall, on the Commencement Date, enter into a Key Employee Agreement Regarding Trade Secrets, Confidential Information, Inventions, Non-Betting And Non-Solicitation substantially in the form as Exhibit B attached hereto and the Employee agrees that the entering into such agreement is necessary to protect the interests of the Company, its Subsidiaries or Affiliates and is reasonable and valid in geographical and temporal scope and in all other respects.
(d)	If any provision of this Section 3.1, or the application of such provision to any Person or circumstance is held invalid, illegal or unenforceable in any respect by a court or other tribunal of competent jurisdiction, such provision will, without any actions on the part of the parties to this Agreement , be modified to the least extent necessary to cause such provision to conform to the law as may be determined by such court or other tribunal, and such invalidity, illegality or unenforceability will not affect any other provision of this Agreement.

(e)	The restrictions contained in Section 3.1 are necessary for the protection of the business, goodwill and Confidential Information of the Company and its Affiliates and are considered by the Employee to be reasonable for such purposes. The Employee agrees that any material breach of Section 3.1 could cause the Company and its Affiliates substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief, cease any severance payments being made to the Employee, and/or recover severance payments already made.
(f)	The existence of a claim, charge, or cause of action by the Employee against the Company shall not constitute a defense to the enforcement by the Company of the foregoing restrictive covenants.
(g)	The provisions of this Section 3. I shall survive termination of this Agreement and apply regardless of the reason for the termination of the Employee's employment.

3.2	Permitted Activities. For the avoidance of doubt, during and after the Employment Period, nothing contained in this Section 3 shall be construed to prohibit Employee from contacting business associates, customers or suppliers of the Company if such contact is not made for purposes of, and does not have the effect of, violating any of the provisions of this Section 3.
3.3	Surviv al. The provisions contained in this Section 3 will survive termination of this Agreement regardless whether such termination is initiated by the Company or the Employee.

IV	MISCELLANEOUS

4.1	Notices. All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or by a nationally recognized overnight courier service or when dispatched if during normal business hours by electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched) to the appropriate party at the address specified below:

Ifto theCompany, to:

Elys Game Technology, Corp./BookmakersCompany US LLC c/o Beard Winter LLP

130 Adelaide St. W, Suite 701 Toronto, Ontario, Canada M5H 2K4 Telephone No.: (416) 306-1771

Facsimile No.: (416) 593-7760 Attention: Julian L. Doyle, LLB Email: jdoyle@beardwinter.com with a copy to:

Gracin & Marlow, LLP The Chrysler Building

405 Lexington Avenue, 26th Floor

New York, New York 10174 Telephone No.: (212) 907-6457

Facsimile No.: (212) 208-4657 Attention: Leslie Marlow, Esq.

Email: lmarlow@gracinmarlow.com

lfto Employee, to the address for the Employee in the Company's payroll records; or, in any case, to such other address or addresses as any such party may from time to time designate by like notice, and with copy (that shall not constitute notice) is to:

4.2	Amendments and Wnive rs.

1309 lmperia Dr.

Henderson, NV 89052-4054

(a)	Any provision of this Agreeme nt may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case ofan amendment, by each party to this Agreement, or in the case ofa waiver, by the party against whom the waiver is to be effective.
(b)	No failure or delay by any party in exercis ing any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by law.
4.3	Code of Business Conduct. Employee shall, on the Commencement Date, acknowledge receipt of the Parent's Code of Business Conduct (with Whistleblower Policy), a copy of whic h is attached hereto as Exhibit C, and agree, by signi ng the acknowledgment, to abide by such Code of Business Conduct (wit h Whistleblower Policy), as amended or supplemented from time to time.
4.4	Indemn ification. The Company shall indemnify Employee to the fullest extent permitted under the Company's Certificate of Organization or By-Laws and pursuant to any other agreements or policies in effect from time to time in connection with any action, suit or proceeding to which Employee may be made a party by reason of Employee being an officer, director or employee of the Company or of any Affiliate of the Company. This provision shall survive termination of employment.
4.5	Expenses. Except as otherwise provided elsewhere in this Agreement, each party will pay all of their respective expenses incurred in connection with the negotiation of this Agreement, and, except as otherwise specified in this Agreement, the parties will pay all of their respective expenses incurred in connection with any legal proceeding concerning a dispute arising out of this Agreement.
4.6	Successo rs ,md Assiens. The provisio ns of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and administrators; provided that except in accordance with the laws of descent and distribution with respect to Employee, neither party may assign, delegate or otherwise transfer any of his or its rights or obligations under this Agreement without the prior written consent of the other party.
4.7	No Third-Partv Beneficiaries. Except as otherwise expressly provided for herein, this Agreement is for the sole benefit of the parties hereto, and Affiliates of the Company, and their permitted assigns, , and nothing herein expressed or implied will give or be construed to give to any Person, other than the parties hereto and such permitted assigns any legal or equitable rights hereunder.

4.8	Govcming Law. This Agreement will be governed by, and construed in accordance with, the laws of the State ofNevada without regard to the principles of conflicts of laws of such state.
4.9	Mediation.

Unless the circumstances warrant a party to seek immediate, equitable relief, prior any legal proceeding between any of the parties arising out of or relating to this Agreement, the parties shall submit the dispute to non-binding mediation. Either party may commence such mediation by providing the other party a written request for mediation, setting forth the subject of the dispute. The parties shall use their commercially reasonable efforts to select a single mediator with knowledge and experience in the sports wagering business that is mutually satisfactory to both parties. If the parties cannot promptly agree on a mutually satisfactory mediator, the parties shall request an alternative dispute resolution provider to promptly select the mediator. The mediation shall be conducted in Las Vegas, Nevada and every effort will be made to commence and conclude the mediation within sixty (60) days following the date that the mediator is selected . The costs of such mediation shall be borne by the parties equally. If such mediation does not produce a satisfactory resolution of the dispute, then each party shall be entitled to exercise its rights and remedies under this Agreement. Any applicable statutes of limitation or repose shall be tolled during the period between the selection of the mediator and thirty (30) days after the conclusion of the mediation.

4.10	.Iurisdic tion. Any suit, action or proceeding seeking to enforce any provis ion of, or based on any matter arising out of or in connect ion with, this Agreement that is not subject to or resolved by mediation shall be subject to the exclusive jurisdiction and venue of the state and federal courts located in the metropolitan area of the city where Employee is employed and each of the parties to this Agreement hereby irrevocably consents to the jurisdiction and venue of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party to this Agreement agrees that service of process on such party as provided in Section 4.1 of this Agreement will be deemed effective service of process on such party.

4.11	No Limitmion of Rit!hts. Nothing in this Agreement shall limit or prejudice any rights of the Company or Employee under any other laws.

4.12	WAIVER OF JURY TRIAL. EACH OF THE EMPLOYEE AND THE COMPANY HEREBY KNOWINGLY AND VOLUNTARILY IRREVOCABLY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY JN ANY LEGAL PROCEEDING OR DISPUTE ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
4.13	Counte rparts. This Agreement may be signed in any number of counterparts, each of which will be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

4.14	Head ines. The headings in this Agreement are for convenience ofreference only and will not control or affect the meaning or construction of any provisions hereof.

4.15	Joint Draflin!!. In recognition of the fact that the parties had an equal opportunity to negotiate the language of, and draft, this Agreement, the parties acknowledge and agree that there is no single drafter of this Agreement and, therefore, the general rule that ambiguities are to be construed against the drafter is, and shall be, inapplicable. If any language in this Agreement is found or claimed to be ambiguous, each party shall have the same opportunity to present evidence as to the actual intent of the parties with respect to any such ambiguous language without any inference or presumption being drawn against any party.

4.16	Severabi lity. If any provision of this Agreement or the application of any such provision to any Person or circumstance is held invalid, illegal or unenforceab le in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof. If any provision of this Agreement is finally judicially determined to be invalid, ineffective or unenforceable, the determination will apply only in the jurisdiction in which such final adjudication is made, and such provision will be deemed severed from this Agreement for purposes of such jurisdiction only, but every other provision of this Agreement will remain in full force and effect, and there will be substituted for any such provision held invalid, ineffective or unen forceable, a provision of similar import reflecting the original intent of the parties to the extent permitted under applicable law.

4.17	Survivability. The provisions of this Agreement which by their terms call for performance subsequent to termination of Employee's employment hereunder, or of this Agreement, shall so survive such termination, whether or not such provisions expressly state that they shall so survive.

4.18	Certa in ln terpre1ive 1\-1:ute rs. Unless the context requires otherwise, (i) words in the singular include the plural and vice versa, (ii) all reference to$ or dollar amounts will be to lawful currency of the United States, (iii) to the extent the term "day" or "days" is used, it will mean calendar days, (v) the words "herein," "hereby," "hereunder" and other words of similar import refer to this Agreement as a whole, and (vi) the tenn "including" means "including 1vithout limitation."

4.19	Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof. This Agreement supersedes all prior agreements and understandings , both oral and written, between the parties wit h respect to the subject matter of this Agreement.
4.20	Full Understanding,. Employee represents and agrees that Employee fully understands Employee's right to discuss all aspects of this Agreement with Employee's private attorney, and that to the extent, if any, that Employee desired, Employee utilized this right. Employee further represents and ag rees that: (i) Employee has carefully read and fully understands all of the provisions of this Agreement; (ii) Employee is competent to execute this Agreement; (iii) Employee's agreement to execute this Agreement has not been obtained by any duress and that Employee freely and voluntarily enters into it; and (iv) Employee has read this document in its entirety and fully understands the meaning, intent and consequences of this document.
4.21	Section 409A.

(a)	The provisions of this Agreement are intended to comply with or be exempt from Section 409A of the Code and any final regulations and guidance promulgated thereunder and shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code ("Section 409A"). If the Company determines in good faith that any provision of this Agreement would cause Employee to incur an additional tax, penalty, or interest under Section 409A, and the applicable guidance thereunder, the Company and Employee shall use reasonable efforts to reform such provision, if possible, in a mutually agreeable fashion to maintain to the maximum extent practicable the original intent of the applicable provisio n without violating the provisions of Section 409A or causing the imposition of such additional tax, penalty, or interest under Section 409A. The preceding provision, however, shall not be construed as a guarantee by the Company of any particular tax effect to Employee under this Agreement. In no event will the Company be liable for any additional tax, interest or penalties that may be imposed upon Employee under Section 409A or any damages for failing to comply with Section 409A.

(b)	"Termination of employment," or words of similar import, as used in this Agreement means, for purposes of any payments under this Agreement that are payments of deferred compensation subject to Section 409A, the Employee's "separation from service" as defined in Section 409A. For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.
(c)	With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, Employee, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (ii) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
(d)	If a payment obligation under this Agreement or other compensation arrangement arises on account of Employee's separation from service while Employee is a"Specified Employee" (as defined under Section 409A and determined in good faith by the Company), any payment of "deferred compensation" (as defined under Treasury Regulation Section l.409A-l(b)(l), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-l(b)(3) through (b)(l2)) that is scheduled to be paid within six (6) months after such separation from service shall accrue without interest and shall be paid within 15 days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within 15 days after the appointment of the personal representativeor executor of Employee's estate following her death. Whenever a payment under this Agreement specifies a payment period with respect to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

{signatures are on the next page)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BOOKMAKERS COMPANY US LLC dba U.S. BOOKMAKING

/s/ Robert Kocienski

Name: Robert Kocienski

Title: CEO

EMPLOYEE

/s/ Victor J. Salerno	/s/ Terina Salerno
Name: Victor J. Salerno	Witness

/s/ Victor J. Salerno /s/ Terina Salerno

Name: Victor J. Salerno Witness